Exhibit 99.2

News Release
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, New York 13214	For further information,
   please contact:
Scott A. Kingsley, E.V.P. and
Chief Financial Officer
Office: (315) 445-3121
  Fax: (315) 445-7347
For Immediate Release

Community Bank, N.A. Completes First Niagara Branch Acquisition

SYRACUSE, N.Y. — September 10, 2012 — Community Bank, N.A. is pleased to announce the completion of its acquisition of three branches owned by First Niagara Bank, N.A. (“First Niagara”) in the Finger Lakes region of New York. The acquired branches are located in Canandaigua and Geneva (2).
The acquisition, which adds over $100 million in deposits and $55 million in loans, respectively, strengthens the Company’s ability to provide exceptional service to consumer, business banking and private banking clients in the Finger Lakes region while growing its presence and acquiring new customers.

Following the acquisition, the First Niagara branch located at 470 Exchange Street in Geneva was consolidated with the Community Bank, N.A. branch located at 5 Seneca Street in Geneva to better serve the new and existing customers.  Customers located in Geneva can also be served by the Community Bank branch located at 811 Canandaigua Road or any other Community Bank location.  Both First Niagara and Community Bank have provided information to customers regarding their accounts over the past several months.  Customers with further questions can contact any Community Bank branch office or call 1-800-388-4679.

“We are delighted to welcome 20 new employees and 7,000 new customers to Community Bank,” said Mark Tryniski, Community Bank’s CEO. “We have worked very hard to make the transition as simple as possible for customers and we appreciate the dedication of both our Community Bank associates and the First Niagara team.”

For more information, customers are encouraged to visit www.communitybankna.com

About Community Bank System, Inc.
Community Bank System, Inc. (NYSE:CBU) is a registered bank holding company based in Dewitt, NY (near Syracuse), with $7.5 billion in assets and approximately 190 customer facilities.  Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania.  Community Bank offers a full range of high quality products and services for both individuals and businesses.  These include FDIC-insured checking and savings deposit products, a variety of personal and commercial loans, personal and employee benefit trust services, and a range of non-bank financial services including annuities, mutual funds and life insurance.  For further information please visit our websites at www.communitybankna.com or www.firstlibertybank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.

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